Exhibit 99.1

LAZARD ANNOUNCES EARLY TENDER RESULTS
OF LAZARD GROUP LLC’S CASH TENDER OFFER
FOR ITS 4.250% SENIOR NOTES DUE 2020

NEW YORK, September 26, 2018 – Lazard Ltd (NYSE: LAZ) announced today the early tender results of the previously announced cash tender offer (the “Tender Offer”) of its subsidiary Lazard Group LLC (“Lazard Group”) for up to $250 million aggregate principal amount (the “Aggregate Maximum Tender Amount”) of its outstanding 4.250% Senior Notes due November 14, 2020 (the “Notes”).

The Tender Offer is being made upon the terms and conditions in the Offer to Purchase and related Letter of Transmittal dated September 12, 2018.

As of the previously announced early tender date and time of 5:00 p.m., Eastern Time, on September 25, 2018 (such date and time, the “Early Tender Date”), according to information provided by D.F. King & Co., Inc., the tender and information agent for the Tender Offer (the “Tender and Information Agent”), the aggregate principal amount and percentage of the Notes set forth in the table below had been validly tendered and not validly withdrawn in the Tender Offer.  The withdrawal deadline of 5:00 p.m., Eastern Time, on September 25, 2018 has passed, and the Notes tendered pursuant to the Tender Offer may no longer be validly withdrawn.

Title of Security	CUSIP/ISIN Nos.	Principal Amount Outstanding	UST Reference Security	Bloomberg Reference Page	Fixed Spread(1)	Principal Amount Tendered	Percent of Outstanding Principal Amount Tendered
4.250% Senior Notes due 2020	52107QAF2 / US52107QAF28	$500,000,000	2.625% UST due 08/31/20	FIT1	+35 bps	$406,386,000	81.28%

(1)
The Total Consideration (as defined below) for Notes validly tendered prior to or at the Early Tender Date and accepted for purchase is calculated using the Fixed Spread (as defined below), which is inclusive of an early tender premium of $30 per $1,000 principal amount of the Notes.

As previously announced, only holders who validly tendered and did not subsequently validly withdraw their Notes prior to or at the Early Tender Date are eligible to receive the “Total Consideration.”  The Total Consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn will be determined in the manner described in the Offer to Purchase by reference to the fixed spread listed above (the “Fixed Spread”) plus the yield to maturity based on the bid-side price of the UST Reference Security listed above, as quoted on the applicable page on the Bloomberg Bond Trader FIT1 series of pages, or any recognized quotation source selected by the Lead Dealer Manager (as defined below) in its sole discretion if such quotation report is not available or manifestly erroneous, at 2:00 p.m., Eastern Time, on September 26, 2018, unless extended by Lazard Group.  The “Early Settlement Date” is expected to occur on September 28, 2018, the third business day following the Early Tender Date. In addition to the Total Consideration, holders who validly tendered and did not subsequently validly withdraw their Notes prior to or at the Early Tender Date and whose Notes are accepted for purchase by Lazard Group will receive accrued and unpaid interest up to, but not including, the Early Settlement Date.

Because purchasing all of the Notes validly tendered and not validly withdrawn prior to or at the Early Tender Date would cause the Aggregate Maximum Tender Amount to be exceeded, Lazard Group will not accept for purchase all of the Notes tendered prior to or at the Early Tender Date.  Rather, Lazard Group will accept such Notes for purchase on the Early Settlement Date on a prorated basis, using a proration rate of approximately 0.61653634.  Lazard Group will accept for purchase the aggregate principal amount of Notes tendered by a holder multiplied by the applicable proration rate and then rounded down to the nearest $1,000 increment.

Although the Tender Offer is scheduled to expire at 11:59 p.m., Eastern Time, on October 10, 2018, Lazard Group does not expect to accept for purchase any Notes tendered after the Early Tender Date because the aggregate principal amount of Notes that were validly tendered and not validly withdrawn as of the Early Tender Date exceeded the Aggregate Maximum Tender Amount.

The closing of the Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase.  Lazard Group reserves the right, subject to applicable law, to (i) waive any and all conditions to the Tender Offer, (ii) extend or terminate the Tender Offer, (iii) increase or decrease the Aggregate Maximum Tender Amount, or (iv) otherwise amend the Tender Offer in any respect.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal dated September 12, 2018.  The Tender Offer is void in all jurisdictions where it is prohibited.  In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Lazard Group by the Dealer Managers (as defined below) or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Citigroup Global Markets Inc. is acting as the lead dealer manager (the “Lead Dealer Manager”) and Lazard Frères & Co. LLC is acting as co-dealer manager (together with the Lead Dealer Manager, the “Dealer Managers”) for the Tender Offer.  Requests for documents may be directed to D.F. King & Co., Inc., the Tender and Information Agent, by telephone at (800) 283-2170, in writing at Attn: Andrew Beck, 48 Wall Street, 22nd Floor, New York, New York, 10005 or by email at lazard@dfking.com.  Questions regarding the Tender Offer may be directed to the Dealer Managers as follows:  Citigroup Global Markets Inc. may be contacted by telephone at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or in writing at Attn: Liability Management Group, 388 Greenwich Street, 7th Floor, New York, New York 10013; and Lazard Frères & Co. LLC may be contacted by telephone at (877) 364-0850 or in writing at Attn: Liability Management Group, 30 Rockefeller Plaza, New York, New York 10112.  None of Lazard Group or its affiliates, their respective boards of directors, the Dealer Managers, the Tender and Information Agent or the trustee for the Notes makes any recommendation as to whether holders should tender any of their Notes.  Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of their Notes to tender.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America.  With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology.  These statements are only predictions based on our current expectations and projections about future events, many of which, by their nature, are inherently uncertain and outside of our control.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also discussed from time to time in our reports on Forms 10‑Q and 8-K, including the following:

●	A decline in general economic conditions or the global or regional financial markets;

●	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management;

●	Losses caused by financial or other problems experienced by third parties;

●	Losses due to unidentified or unanticipated risks;

●	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

●	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements.  Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

LAZ-CPE

Media contact:	Investor contact:
Judi Frost Mackey, +1 212 632 1428	Alexandra Deignan, +1 212-632-6886
judi.mackey@lazard.com	alexandra.deignan@lazard.com